EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Dobson Communications Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-33656, 333-95857, 333-100152 and 333-116677) on Form S-8 and (Nos. 333-108309 and 333-64916) on Form S-3 of Dobson Communications Corporation of our reports dated March 10, 2005, with respect to the consolidated balance sheets of Dobson Communications Corporation as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2004, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 annual report on Form 10-K of Dobson Communications Corporation.

The audit report covering the December 31, 2002 consolidated financial statements refers to a change in the method of accounting for identifiable intangible assets.

Oklahoma City, Oklahoma
March 15, 2005